         Exhibit 10.2
Hippo Holdings Inc.
Non-Employee Director Compensation Program
Adopted Effective August 2, 2021
Amended Effective May 3, 2023

This Hippo Holdings Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2021 Incentive Award Plan (the “Plan”).. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan. The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company prior to the first day of the calendar year with respect to which such compensation is scheduled to be earned, or, in the case of a Non-Employee Director who first becomes eligible to participate in the Program, within the first 30 days of such eligibility. The notice shall be effective for such compensation and all subsequent compensation unless otherwise agreed in writing between the Company and the Non-Employee Director. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion.

Cash Compensation

Annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Non-Employee Director:	$60,000
Lead Independent Director:	$22,500

Committee Service

	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$12,000	$6,000
Nominating and Corporate Governance Committee Member	$8,000	$4,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

|

Initial Equity Grant:
For each newly elected Non-Employee Director, at the close of business on the day of such election, such new Non-Employee Director will automatically receive the Annual RSU Award (as hereinafter defined), the value of which will be prorated from the date of election until (i) if the date of the next annual meeting of the Company’s stockholders (“Annual Meeting”) has been determined, the date of the next Annual Meeting, and (ii) if the date of the next Annual Meeting has not yet been determined, the date that is the first anniversary of the most recent Annual Meeting (such prorated Annual RSU Award, the “Prorated Annual RSU Award”). The Prorated Annual RSU Award for each newly elected Non-Employee Director shall vest in full upon the first anniversary of the date of grant.

Annual Equity Grant:
Each Non-Employee Director who (i) is serving on the Board as of the date of an Annual Meeting and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting, shall be granted an award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by dividing (x) $110,000 by (y) the Grant Date Value (the “Annual RSU Award”). For purposes hereof, “Grant Date Value” shall mean the average closing market price of the Company’s common stock as quoted on the national exchange with which the Common Stock is listed for the 30-day period immediately preceding the applicable date of grant.

The Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting, and will vest in full upon the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting that occurs following the date of grant, subject to the Non-Employee Director continuing in service to the Company and its subsidiaries through such vesting date.

Unless otherwise provided by the Board, no portion of an Initial RSU Award or Annual RSU Award which is unvested at the time of a Non-Employee Director’s termination of service with the Company (as determined by the Board) shall become vested thereafter. Any Initial RSU Award or Annual RSU Award granted hereunder shall be subject to the Plan and the applicable standard form of award agreement thereunder, as modified to reflect the terms herein.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial RSU Award, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual RSU Awards as described above.

Change in Control

Upon a Change in Control, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s award agreement, subject to such Non-Employee Director’s continued service as of immediately prior to such Change in Control.

|

Reimbursements
The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
Miscellaneous

The other provisions of the Plan shall apply to the equity awards granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Plan. The grant of any equity award under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form approved by the Board and duly executed by an executive officer of the Company.

|